EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 ASR (No. 333-255659 and 333-224683) and Form S-8 (Nos. 333-288402) of Virtu Financial, Inc. of our report dated February 20, 2026 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
February 20, 2026
New York, New York.